Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports record first quarter 2021 financial results
•Record first quarter net sales of approximately $3.9 billion, about 15% higher than prior year
•Record reported earnings per diluted share (EPS) of $1.58 and adjusted EPS of $1.88
•Sales volumes grew about 7% year over year reflecting continued, broad global economic recovery, resulting in strong earnings leverage due to the company’s lower cost base
•Additional pricing actions already initiated due to rising input costs
•Cash and short-term investments of approximately $1.9 billion at quarter-end
•Completed VersaFlex acquisition and expect the Tikkurila and Wörwag acquisitions to close in the second quarter
PITTSBURGH, Apr. 15, 2021 – PPG (NYSE:PPG) today reported first quarter 2021 net sales of approximately $3.9 billion, approximately 15% higher than the prior year. Selling prices increased by nearly 2% and sales volumes were higher by approximately 7% year over year. Favorable foreign currency translation impacted net sales by more than 3%, or about $110 million, and acquisition-related sales contributed nearly 3% of the sales growth.
First quarter 2021 reported net income was $378 million, or $1.58 per diluted share, and adjusted net income was $450 million, or $1.88 per diluted share. Adjusted figures exclude after-tax items, including acquisition-related amortization expense of $29 million and other expenses of $43 million, primarily related to environmental remediation charges, expenses related to natural disasters, and other acquisition and integration-related costs. First quarter 2020 reported net income from continuing operations was $243 million, or $1.02 per diluted share, and adjusted net income from continuing operations was $310 million, or $1.31 per diluted share. The first quarter 2021 reported and adjusted effective tax rates were both approximately 23%, compared to the first quarter 2020 reported and adjusted effective tax rates of about 22%. Detailed reconciliations of the reported to adjusted figures are included below.
“We delivered record adjusted EPS in the first quarter which is significantly above 2020 first quarter results, and also 27% higher than first quarter 2019 despite sales volumes not yet having fully recovered to pre-COVID levels,” said Michael H. McGarry, PPG chairman and chief executive officer. “We delivered excellent operating performance in both reportable segments. We achieved these results despite experiencing accelerating raw material and logistics cost inflation during the quarter, and with demand remaining tepid in the global commercial aerospace and U.S. protective coatings end-use markets. The company’s first quarter segment margins were at multi-year seasonal highs as we benefited from strong leverage on higher year-over-year net sales growth.
“In addition to improving sales performance, we delivered about $35 million of structural cost savings from business restructuring programs and continue to target a total of about $125 million of savings for the full-year 2021. We also reduced our working capital as a percent of sales by 200 basis points, driving improved operating cash flow performance compared to the prior year quarter. Finally, we continued to make good progress around our announced acquisitions, closing the VersaFlex transaction and nearing completion of the Tikkurila and Wörwag acquisitions. We are rapidly integrating those acquisitions which have already closed, and we are forecasting total 2021 synergies from all acquisitions to be $25 million to $30 million, assuming that both Tikkurila and Wörwag are completed in May.
“In the near-term, we are proactively managing through both direct supply chain disruptions and production constraints at some of our customers due to their input component shortages. These issues will likely delay some seasonal sales activity into the second half of the year, but overall demand growth across much of our business portfolio remains very strong. The commodity disruptions specifically affecting the coatings supply chain have resulted in raw material cost inflation, which we expect to remain elevated into at least the third quarter. We are prioritizing further selling price increases, which we expect to fully offset raw material cost inflation in the second half of 2021. In addition, we will continue to aggressively manage all aspects of our cost structure,” added McGarry.
“Looking ahead, we expect overall global coatings demand growth to be broad-based across most of the end-use markets that we supply, including an eventual replenishment of many of our customers’ inventories. In addition, I am encouraged to see an increase in domestic flight activity in various parts of the world, which should support the gradual recovery in aftermarket aerospace coatings demand in the second half of 2021. In addition to these organic growth opportunities, we will have further sales growth and earnings accretion from our recent acquisitions. Lastly, I want to thank all of our global employees who continued to manage through the pandemic in the quarter, to serve our customers and support our communities in need,” concluded McGarry.
First Quarter 2021 Reportable Segment Financial Results
•Performance Coatings segment first quarter net sales were about $2.3 billion, up approximately $310 million, or about 16%, versus the prior year. The improvement was led by higher sales volumes of about 5%. In addition, selling prices increased by more than 2% and acquisition-related sales added about 5%, or about $95 million, primarily from the Ennis-Flint and ICR acquisitions. Finally, favorable foreign currency translation increased net sales by nearly 4%, or about $75 million. In comparison to 2019, aggregate segment net sales volumes have partially recovered from the effects of the pandemic, but were still down about 1%, with wide disparity by end-use market and region.
Architectural coatings – Europe, Middle East and Africa (EMEA) year-over-year net sales excluding the impact of currency and acquisitions (organic sales), increased by about 20%, driven by continued consumer demand growth for PPG’s paint products for residential renovations. Organic sales within the architectural coatings – Americas and Asia Pacific businesses were up a high-single-digit percentage year over year, with differences by channel and region. Both the U.S. trade professional and do-it-for-yourself channels had robust organic sales growth. In Mexico, the PPG-Comex architectural coatings business also grew organic sales by a high-single-digit percentage as consumer demand through the concessionaire network remained strong. Sales volumes in protective and marine coatings were up a low-single-digit percentage, led by strong PPG protective coatings demand in China that was partially offset in the U.S. by continued lower demand for energy-related protective coatings. Aerospace coatings sales volumes remained down nearly 30%, impacted by lower commercial original equipment and aftermarket demand, while sales for aerospace military applications remained solid. Sales volumes for automotive refinish coatings were up a high-teen percentage aided by an easier sales comparison to first quarter 2020 in China due to the pandemic and some U.S. customer restocking in the first quarter 2021.
Segment income for the first quarter was $386 million, up $114 million, or more than 40%, year over year. Segment income increased due to the impact of the improving sales volumes, higher selling prices and cost savings from continuing restructuring initiatives, partially offset by raw material and logistics cost inflation.

•Industrial Coatings segment first quarter net sales were about $1.6 billion, up about $190 million, or about 14%, versus the prior year. The growth reflected demand improvements for automotive and general industrial coatings and continued strong packaging coatings sales, resulting in a 10% year over year increase in sales volumes for the reporting segment. Selling prices were also higher compared to the first quarter of 2020, including in the automotive OEM coatings business. Favorable foreign currency translation increased net sales by about 3% year over year. In comparison to 2019, segment net sales volumes have partially recovered from the pandemic, but were down about 2% in aggregate.
PPG automotive OEM coatings sales volumes rose a low-teen percentage in aggregate, with differences by region, and remained above global industry auto production rates. Global automotive production rates continue to be impacted by computer chip shortages, and car dealership inventory levels remain at very low levels historically. Sales volumes for the industrial coatings business continued to improve, increasing by a low-teen percentage year over year for a second consecutive quarter, as global industrial demand continues to recover including robust demand for the electronic materials, cookware, and appliance sub-segments. Packaging coatings sales volumes increased a low-teen percentage year over year, with solid growth across the beverage and food can segments.
Segment income for the first quarter was $245 million, up about $65 million, or approximately 35% year over year. Segment income was aided by higher sales volumes, restructuring cost savings, and favorable foreign currency translation, partially offset by raw material and logistics cost inflation.
The company had cash and short-term investments totaling approximately $1.9 billion at the end of the quarter and net debt of $4.4 billion. The Tikkurila and Wörwag acquisitions are expected to close in the second quarter and will be funded through a combination of existing cash on hand and external financing.
In addition, the company today reported the following projections for the second quarter 2021 based on current global economic activity, customer production restraints due to global chip shortages, and in consideration of the near-term economic uncertainty associated with the continued impact of the pandemic. The figures below do not include any financial results for acquisitions that have not yet closed:
•Aggregate sequential net sales up a low-teen percentage when compared to the first quarter 2021 and consistent with historical pre-COVID sequential quarterly changes.
•Structural cost savings from restructuring actions of about $30 million year over year.
•Corporate expenses were about $50 million in the first quarter and are expected to be $55 million to $60 million in the second quarter.
•Net interest expense between $27 million and $29 million.
•The company’s global ongoing effective tax rate of 23% to 24%.
•Second quarter adjusted earnings per diluted share between $2.15 and $2.20.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $13.8 billion in 2020. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 4:30 p.m. ET today, April 15. The company will hold a conference call to review its first quarter 2021 financial performance tomorrow, April 16, at 8 a.m. ET. Participants can pre-register for the conference by navigating to http://www.directeventreg.com/registration/event/6192716. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available tomorrow, April 16, beginning at approximately 11:00 a.m. ET, through April 30 at

11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-800-585-8367; international, +1-416-621-4642; passcode 6192716 . A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Thursday, April 14, 2022.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of the COVID-19 pandemic and the pace of recovery from the pandemic, global economic conditions, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of our acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2020 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of April 15, 2021, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2021		First Quarter 2020
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$378	$1.58	$243	$1.02
Acquisition-related amortization expense	29	0.12	28	0.12
Acquisition-related costs	19	0.08	—	—
Environmental remediation charges	12	0.05	6	0.03
Expenses incurred due to natural disasters(b)	9	0.04	—	—
Business restructuring-related costs, net(c)	3	0.01	10	0.04
Increase to allowance for doubtful accounts	—	—	23	0.10
Adjusted net income from continuing operations, excluding certain items	$450	$1.88	$310	$1.31

	First Quarter 2019
	$	EPS(a)
Reported net income from continuing operations	$312	$1.31
Acquisition-related amortization expense	24	0.10
Acquisition-related costs	5	0.02
Environmental remediation charges	8	0.03
Costs associated with accounting investigations	3	0.01
Business restructuring-related costs, net(c)	2	0.01
Adjusted net income from continuing operations, excluding certain items	$354	$1.48

	First Quarter 2021			First Quarter 2020
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$499	$114	22.8%	$319	$71	22.3%
Acquisition-related amortization expense	39	10	25.2%	36	8	22.3%
Acquisition-related costs	24	5	23.5%	—	—	—%
Environmental remediation charges	16	4	24.3%	8	2	24.3%
Expenses incurred due to natural disasters(b)	12	3	24.3%	—	—	—
Business restructuring-related costs, net(c)	4	1	25.0%	13	3	22.4%
Increase to allowance for doubtful accounts	—	—	—	30	7	23.2%
Adjusted effective tax rate, continuing operations, excluding certain items	$594	$137	23.1%	$406	$91	22.4%

(a) Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.

(b) In the second half of 2020, Hurricanes Laura and Delta damaged a southern U.S. factory supporting the Company's specialty coatings and materials business. In the first quarter of 2021, a winter storm further damaged that factory as well as other Company factories in the southern U.S. Incremental expenses incurred in the first quarter of 2021 due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas. These incremental expenses largely related to the Company's specialty coatings and materials business.
(c) Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2021	2020
Net sales	$3,881	$3,377
Cost of sales, exclusive of depreciation and amortization	2,232	1,908
Selling, general and administrative	891	905
Depreciation	90	93
Amortization	39	36
Research and development, net	102	101
Interest expense	30	32
Interest income	(6)	(9)
Other charges/(income), net	4	(8)
Income before income taxes	$499	$319
Income tax expense	114	71
Net income attributable to the controlling and noncontrolling interests	385	248
Net income attributable to noncontrolling interests	(7)	(5)
Net income (attributable to PPG)	$378	$243

Earnings per common share (attributable to PPG)	$1.59	$1.03

Earnings per common share (attributable to PPG) - assuming dilution	$1.58	$1.02

Average shares outstanding	237.4	236.5

Average shares outstanding - assuming dilution	239.0	237.7

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2021	2020	2020
Current assets:
Cash and cash equivalents	$1,808	$1,826	$1,886
Short-term investments	120	96	50
Receivables, net	3,034	2,726	2,804
Inventories	1,914	1,735	1,859
Other current assets	463	415	467
Total current assets	$7,339	$6,798	$7,066

Current liabilities:
Short-term debt and current portion of long-term debt	$881	$578	$1,456
Accounts payable and accrued liabilities	3,815	3,792	3,367
Current portion of operating lease liabilities	180	180	166
Restructuring reserves	244	281	206
Total current liabilities	$5,120	$4,831	$5,195

Long-term debt	$5,336	$5,171	$4,751

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2021	2020	2020
Operating Working Capital (a)	$2,294	$1,998	$2,274
As a percent of quarter sales, annualized	14.8%	13.3%	16.8%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2021	2020
Net sales
Performance Coatings	$2,319	$2,008
Industrial Coatings	1,562	1,369
Total	$3,881	$3,377

Segment income
Performance Coatings	$386	$272
Industrial Coatings	245	181
Total	$631	$453

Items not allocated to segments
Corporate	(52)	(60)
Interest expense, net of interest income	(24)	(23)
Acquisition-related costs (Note A)	(24)	—
Environmental remediation charges	(16)	(8)
Expenses incurred due to natural disasters (Note B)	(12)	—
Business restructuring-related costs, net (Note C)	(4)	(13)
Increase in allowance for doubtful accounts related to COVID-19	—	(30)
Income before income taxes	$499	$319

Note A:
Acquisition-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Acquisition-related costs also include the impact for the step up to fair value of inventory acquired in certain acquisitions which are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
Note B:
In the second half of 2020, Hurricanes Laura and Delta damaged a southern U.S. factory supporting the Company's specialty coatings and materials business. In the first quarter of 2021, a winter storm further damaged that factory as well as other Company factories in the southern U.S. Incremental expenses incurred in the first quarter of 2021 due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas. These incremental expenses largely related to the Company's specialty coatings and materials business.
Note C:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
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